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                                                                   EXHIBIT 10.32

February 17, 2004

Mr. John R. Serino
7910 224th Street SE
Woodinville, Washington  98072

Dear Jack,

This letter sets forth the substance of the Transition Agreement ("Agreement") to aid in your employment transition. If you execute this agreement, the Company agrees to provide you with the following transition benefits, after the expiration of the seven-day revocation period described in Paragraph 18 below upon which the Agreement becomes effective (hereinafter "Effective Date"), provided that you have not revoked this Agreement as described in Paragraphs 15, 18 and 19; and have not resigned from employment on or before the Separation Date. We refer to you in certain places in this letter as "Employee".

1) Your last day as an employee of Quinton Cardiology Inc. ("the Company") will be Friday, February 27, 2004 ("Separation Date"), pursuant to your letter of resignation (Exhibit A hereto).

2) It is agreed that you will remain employed during a nine-month transition period on a substantially reduced work schedule commencing March 1, 2004 and ending November 30, 2004 ("Transition Period"). During the Transition Period you will continue to receive your current bi-weekly rate of $5,769.23, less standard withholding taxes and any amounts owed by you to the Company, in accordance with the Company's regular payroll practices. You agree that said payment will be mailed to your home or direct deposited on regularly scheduled payroll date(s) through the Transition Period;

3) The Company will subsidize COBRA continuation coverage under the Company's medical and dental insurance plans (collectively "Health Plan") for the nine-months beginning March 1, 2004 and ending November 30, 2004 but coverage subsidy will cease with you and your dependents eligibility under a new employers' benefit plan. Information regarding your rights and obligations under COBRA will be mailed to you separately within 14 days following your separation date. Quinton reserves the right to change the monthly amount should the Company experience a rate increase during the subsidy period.

         To the extent permitted under terms of the basic and voluntary Life Insurance policies, you may be eligible for continued coverage under the Company's Life Insurance program for the duration of your Transition Period, and if provided under such policies you may elect to convert to an individual policy on the coverage cancellation date;

4) The Company will pay you all accrued and unused vacation earned and unused on the customary payroll date following February 27, 2004. You will not accrue additional vacation days or sick leave after your separation date.

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5)       During the Transition Period you will continue to be eligible to participate in the Employee Stock Purchase Plan and the 401k Savings Plan.

6)       During the Transition Period of March 1, 2004 through November 30,
         2004:

         a) You agree to provide from time to time general support services to the Company in the area of your expertise upon the request of the Chief Executive Officer, and will report directly to the Chief Executive Officer, or as otherwise specified by the Chief Executive Officer. You agree to exercise the highest degree of professionalism and utilize your expertise and creative talents in performing these services.

         b) You will have no responsibility or authority and agree not to represent or purport to represent the Company in any manner whatsoever to any third party unless authorized by the Chief Executive Officer, in writing, to do so.

         c) Pursuant to regular business practice, the Company will reimburse you for documented business expenses incurred during an authorized engagement, provided that these expenses have been pre-approved by the Chief Executive Officer, in writing, or are expenses which the Company would reasonably expect you to incur in a manner otherwise customary for employees under the Company's standard travel and expense policy.

7) You acknowledge and agree that through this continued payment, Quinton will have satisfied all of its obligations as set forth in your employment offer-letter dated February 7, 2000 from the Company to you ("Offer Letter") but also as deemed expired on February 7, 2001 as agreed and signed by you on February 12, 2002; or any subsequent agreements related to your duties as a Vice President, and you have no other rights to salary, bonuses, stock options, benefits, or other compensation after the Separation Date, except as otherwise noted elsewhere in this Agreement. Further, if you engage in any activity that is competitive with the Company during the Transition Period, the Company shall have no further payment obligations under this Agreement; provided however that your engagement as a consultant to a person or entity that does not compete or seek to compete with the Company is permissible under this Agreement. You agree to notify the Company, in writing, upon your acceptance of full time employment or engagement in any consultative activity that may be deemed a competitive activity.

8)       Stock Options: Stock Vesting, Cancellations

         a) You hereby agree, as of the commencement of your Transition Period, that you are vested in 45,454 shares of your initial stock option grant dated August 14, 2000, 2,982 shares of your stock option grant dated May 10, 2001, 2,708 shares of your stock option grant dated June 27, 2002, and 1,875 shares of your stock option grant dated February 10, 2003, for a total vested stock option grant holding of 53,019 (split adjusted) shares.

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         b)       In addition, provided that you continue to comply with the terms of this Agreement through the Transition Period, your existing stock option grants will continue vesting through the completion of the Transition Period in accordance with the normal vesting schedule.

         c) Based upon (a) and (b), above, and unless you exercise some or all of your vested stock options between now and November 30, 2004, as of November 30, 2004 you will be vested in 45,454 shares, 3,409 shares, 3,645 shares and 3,281 shares of your respective August 14, 2000, May 10, 2001, June 27, 2002 and February 10, 2003 option grants, respectively. All remaining unvested options at November 30, 2004 will be cancelled.

         d) In accordance with the terms of the related stock option plans, the vested options must be exercised within 90 days of the end of your Transition Period, or the options will automatically cancel.

9) Employee specifically acknowledges and agrees that this consideration exceeds the amount he would otherwise be entitled to receive upon termination of his employment, and that these payments and other benefits are in exchange for entering into this Agreement. Employee agrees that he will not at any time seek consideration from the Company other than what is set forth in this Agreement. Employee specifically acknowledges and agrees that the Company has made no representations to him regarding the tax consequences of any amounts received by him or for his benefit pursuant to this Agreement. In consideration for the mutual promises and agreements contained herein, and for other valuable consideration, Employee agrees to pay all federal or state taxes, if any, which are required by law to be paid with respect to this Agreement, save and except those amounts withheld by the Company in satisfaction of such taxes as provided in customary payroll deductions, including supplement income tax if applicable. Employee further agrees to indemnify and hold the Company, its predecessors, officers, directors, employees, attorneys, representatives, successors and assigns harmless from any claims, demands, deficiencies, levies, assessments, executions, judgments or recoveries by any governmental entity against the Company, or any of the foregoing persons or entities, for any amounts claimed due on account of this Agreement or pursuant to claims made under any federal or state tax laws, and any costs, expenses or damages sustained by them by reason of any such claims, including any amounts paid by the Company, its predecessors, officers, directors, employees, attorneys, representatives, successors and assigns as taxes, attorneys' fees, deficiencies, levies, assessments, fines, penalties, interest or otherwise.

10) Employee represents that he has not filed, and will not file, any complaints, lawsuits, administrative complaints or charges arising from or relating to his employment with, or termination of employment from, the Company. Notwithstanding the provisions of any law stating that a general release does not extend to claims which the creditor does not know of or suspect to exist in his favor at the time of executing the release, Employee agrees to release the Company, its Board of Directors, officers, employees, agents and assigns, from any and all claims, charges, complaints, causes of action or demands of whatever kind or nature that Employee now has or has ever had against the Company, whether known or unknown, arising from or relating to Employee's employment with or discharge from the Company, including but not limited to: wrongful or tortious termination, specifically including actual or constructive termination in violation of public policy; implied or express employment contracts and/or estoppel; discrimination and/or retaliation under any federal, state or local statute or regulation, specifically including any claims Employee may have

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         under the Fair Labor Standards Act, Age Discrimination in Employment
         Act, the Older Workers Benefit Protection Act, the Americans with Disabilities Act, Title VII of the Civil Rights Act of 1964 as amended, the Family and Medical Leave Act, the Washington Minimum Wage Act, and the Washington Law Against Discrimination; any and all claims brought under any applicable state employment discrimination or other statutes; any claims brought under any federal or state statute or regulation for non-payment of wages or other compensation (including bonuses due after the Separation Date), and libel, slander, or breach of contract other than the breach of this Agreement. This release specifically excludes claims, charges, complaints, causes of action or demands of whatever kind or nature that post-date the Separation Date or the Effective Date, whichever is later, and that are based on factual allegations that do not arise from or relate to Employee's present employment with or discharge from the Company

11) Subject to certain exceptions noted below and elsewhere within this Agreement, on the Separation Date, you agree to return to the Company all Company documents (and copies thereof) and other Company property that you have in your possession or control, including, but not limited to, Company files, notes, drawings, records, business plans and forecasts, financial information, specifications, training materials, computer-recorded information, tangible property including, but not limited to, entry cards, identification badges and keys, and any materials of any kind that contain or embody any proprietary or confidential information of the Company (and all reproductions thereof).

         a. You may retain the use of certain property, including office computer, software, e-mail access, cell phone, and documents or materials necessary to supporting your Transition Period. You agree to return the aforementioned property immediately upon the conclusion of your Transition Period or upon written request from the Company, whichever occurs first.

12) Employee acknowledges and affirms that he has previously executed a Non-Disclosure Agreement (confidentiality agreement) on February 9, 2000, that his obligations not to use or disclose the Company's confidential information are ongoing, and that the terms and conditions of said confidentiality agreement are not affected by this Agreement. Employee represents that he will return all property belonging to the Company prior to the Separation Date.

13)      Communications

         a) You and the Company shall draft and agree upon the content of any announcement regarding your separation.

         b) Both you and the Company agree not to disparage the other party, and the other party's officers, directors, employees, shareholders, affiliates and agents, in any manner likely to be harmful to them and their business reputation or personal reputation; provided that both you and the Company shall respond accurately and fully to any question, inquiry or request for information when required by law or legal process.

14) The provisions of this Agreement will be held in strictest confidence by you and the Company and will not be publicized or disclosed in any manner whatsoever, provided, however, that: (a) you may disclose this Agreement to your immediate family, attorney, accountant and financial advisor, and as necessary in seeking consulting work or employment; (b) the Company may disclose this Agreement as may be necessary in the

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         conduct of its business, including but not limited to, required filings with the Securities and Exchange Commission, and other public announcements required as a publicly-traded company; and (c) the parties may disclose this Agreement as may be necessary to enforce its terms or as otherwise required by law. In particular, and without limitation, you will not disclose the provisions of this Agreement to any current or former employee of the Company, except as required by law.

15) Employee warrants that no promise or inducement has been offered for this Agreement other than as set forth herein and that this Agreement is executed without reliance upon any other promises or representations, oral or written. Any modification of this Agreement must be made in writing and be signed by Employee and the Company. This Agreement supersedes all prior understandings between the Parties and represents the entire Agreement between the Parties with respect to all matters involving Employee's employment with or termination from the Company, except as stated herein.

16) If any provision of this Agreement or compliance by Employee or the Company with any provision of this Agreement constitutes a violation of any law, or is or becomes unenforceable or void, then such provision, to the extent only that it is in violation of law, unenforceable or void, will be deemed modified to the extent necessary so that it is no longer in violation of law, unenforceable or void, and such provision will be enforced to the fullest extent permitted by law. If such modification is not possible, said provision, to the extent that it is in violation of law, unenforceable or void, will be deemed severable from the remaining provisions of this Agreement, which provisions will remain binding on both Employee and the Company. This Agreement is governed by the laws of the State of Washington.

17) The King County Superior Court of Washington shall have exclusive jurisdiction of any lawsuit arising from or relating to Employee's employment with, or termination from, the Company, or arising from or relating to this Agreement. Employee consents to such venue and personal jurisdiction. The prevailing party in any such lawsuit will be entitled to an award of attorneys' fees and reasonable litigation costs. Employee agrees that he will indemnify and hold the Company harmless from any breach of this Agreement by Employee. EMPLOYEE FURTHER AGREES THAT IF HE CHALLENGES THIS AGREEMENT OR FILES ANY CLAIMS AGAINST THE COMPANY ARISING FROM OR RELATING TO HIS EMPLOYMENT WITH, OR TERMINATION FROM, THE COMPANY, EXCLUDING ANY CLAIM CHALLENGING THE VALIDITY OF HIS WAIVER OF RIGHTS UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT, HE WILL RETURN ALL MONIES AND BENEFITS RECEIVED BY HIM FROM THE COMPANY PURSUANT TO THIS AGREEMENT. In the event Employee challenges the validity of his waiver of rights under the Age Discrimination in Employment Act, he agrees that the Company may recover money and benefits paid under this Agreement if Employee's challenge and subsequent Age Discrimination in Employment Act claim are successful and he obtains a monetary award.

18) Employee specifically agrees and acknowledges: (A) that his waiver of rights under this Agreement is knowing and voluntary as required under the Older Workers Benefit Protection Act; (B) that he understands the terms of this Agreement; (C) that he has been advised in writing by the Company to consult with an attorney prior to executing this Agreement;
         (D) that the Company has given him a period of up to twenty-one (21) days within which to consider this Agreement; (E) that, following his execution of this Agreement he has seven (7) days in which to revoke his agreement to this Agreement and that, if he chooses not to so

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         revoke, the Agreement shall then become effective and enforceable and the payment and extension of benefits listed above shall then be made to him in accordance with the terms of this Agreement; and (F) nothing in this Agreement shall be construed to prohibit Employee from filing a charge or complaint, including a challenge to the validity of the waiver provision of this Agreement, with the Equal Employment Opportunity Commission or participating in any investigation conducted by the Equal Employment Opportunity Commission. However, he has waived any right to monetary relief. To cancel this Agreement, Employee understands that he must give a written revocation to Company headquarters either by hand delivery or certified mail within the seven-day period. If he revokes the Agreement, it will not become effective or enforceable and he will not be entitled to any of the benefits set forth above.

19) Employee further specifically agrees that modifications to this Agreement, whether material or immaterial, do not restart the running of the twenty-one (21) day period referenced in Paragraph 18.

20) This Agreement shall be binding upon the parties hereto and upon their heirs, administrators, representatives, executors, successors, employees, agents and assigns, and shall inure to the benefit of said parties and each of them and to their heirs, administrators, representatives, executors, successors, employees, agents and assigns. Employee expressly warrants that he has not transferred to any person or entity any rights, causes of action, or claims released in this Agreement.

21) This Agreement in no way alters the at-will nature of Employee's employment with the Company through and including the Separation Date.

22) EMPLOYEE ACKNOWLEDGES AND AGREES THAT HE HAS CAREFULLY READ AND VOLUNTARILY SIGNED THIS AGREEMENT, THAT HE HAS HAD AN OPPORTUNITY TO CONSULT WITH AN ATTORNEY OF HIS CHOICE, AND THAT HE SIGNS THIS AGREEMENT WITH THE INTENT OF RELEASING THE COMPANY AND ITS OFFICERS, DIRECTORS, EMPLOYEES AND AGENTS FROM ANY AND ALL CLAIMS.

ACCEPTED AND AGREED TO:

/s/ John R. Hinson                          /s/ John R. Serino
----------------------------------------    ------------------------------------
John Hinson, Chief Executive Officer        John R. Serino
Quinton Cardiology, Inc.                    Employee's Signature

Dated:  February 17, 2004                   Dated:  February 19, 2004

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                                                                  [QUINTON LOGO]

                                    EXHIBIT A

To       Chief Executive Officer
         Quinton Cardiology, Inc.

         I, John R. Serino, hereby tender my resignation as a full-time officer and employee of Quinton Cardiology Inc., and its subsidiaries, effective February 27, 2004, and agree to accept a modified work schedule through November 30, 2004 subject to the terms set forth in the Severance and Transition Agreement.

         /s/ John R. Serino                              February 19, 2004
         -----------------------------------         ---------------------------
         John R. Serino                                        Date

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